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                                                              EXHIBIT 99.(c)(15)


                                 EMPLOYMENT AGREEMENT


         AGREEMENT, dated this 24th day of November, 1997, by and between Jackson Hewitt Inc. (the "Company") and Harry W. Buckley ("Employee").


                                     WITNESSETH:


         WHEREAS, the Company is engaged in the business of providing income tax return preparation and related services (the "Business");

         WHEREAS, the Company has entered into an Agreement and Plan of Merger dated November 19, 1997, by and among HFS Incorporated ("HFS"), HJ Acquisition Corp. ("Acquisition"), and the Company (the "Merger Agreement") pursuant to which, among other things, Acquisition will be merged into the Company (the "Merger"); and

         WHEREAS, HFS has entered into an Agreement and Plan of Merger dated
May 27, 1997 between CUC International Inc. ("CUC") and HFS (the "CUC Merger Agreement"), pursuant to which HFS shall be merged into CUC (the "CUC Merger"). The surviving corporation of the CUC Merger shall be referred to hereinafter as "Cendant." In the event that the CUC Merger is not consummated prior to the Effective Time of the Merger, references herein to Cendant shall be read as HFS.

         WHEREAS, pursuant to and simultaneous with the Merger, the Company and Employee wish to enter into a contractual arrangement whereby the Company will utilize Employee's services upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

         1. EMPLOYMENT: The Company hereby agrees to employ Employee, and Employee hereby agrees to serve,

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subject to the provisions of this Agreement, as an employee of the Company.  The services to be rendered by Employee pursuant to this Agreement shall consist of such consulting services as the President and Chief Executive Officer may from time to time reasonably request during the Term, as defined below, with respect to the operation of the Company's Business. The Company understands and agrees that the duties which may be assigned to Employee pursuant to this Agreement shall not require Employee to devote more than two (2) days of service per week.

         2. TERM: This Agreement shall commence on the Effective Time of the Merger (as defined in the Merger Agreement) and shall expire on the first anniversary thereof, unless sooner terminated in accordance with Section 9 hereof (the "Term"). In the event the Merger is not consummated, this Agreement shall be of no further force and effect.

         3. SALARY: Employee's salary shall be at the annual rate of Ninety Thousand Dollars ($90,000) (the "Annual Salary"), payable in accordance with the Company's regular payroll practices. All applicable withholding taxes shall be deducted from such payments.

         4. STOCK OPTIONS: As soon as practicable following the Effective Time of the Merger, Cendant shall grant to Employee, pursuant to an agreement substantially in the form of Exhibit A hereto, a nonqualified option to acquire 75,000 shares of Cendant common stock (or, if the Effective Time of the Merger occurs prior to the Effective Time of the CUC Merger (as defined in the CUC Merger Agreement), HFS shall grant to Employee a nonqualified option to acquire 31,209 shares of HFS common stock) with a per share exercise price equal to the fair market value of a share of Cendant (or, if applicable, HFS) common stock on the date on which the Effective Time of the Merger occurs.

         5. BENEFITS: Employee shall be eligible to participate in such benefit plans as are, or from time-to-time hereafter may be, provided by the Company. All benefits shall be provided to Employee in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company, as such plans are amended from time to time.

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         6. REIMBURSEMENT OF EXPENSES:  The Company will reimburse Employee for reasonable and necessary business expenses of Employee for travel, meals and similar items incurred in connection with the performance of Employee's duties, and which are consistent with such guidelines as the Board of Directors of the Company may from time to time establish. All payments for reimbursement of such expenses shall be made to the Employee only upon the presentation to the Company of appropriate vouchers or receipts.

         7. CONFIDENTIALITY, NON-COMPETITION, ETC.:

              (a) Employee acknowledges that: (i) the Business is intensely competitive and that Employee's employment by the Company will require that Employee have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, computer software applications and other programs, personnel information and other trade secrets (the "Confidential Information"); (ii) the direct and indirect disclosure of any such Confidential Information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by Employee in any of the activities prohibited by this Section 7 may constitute improper appropriation and/or use of such Confidential Information. Employee expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company. Accordingly, the Company and Employee agree as follows:

              (b) For purposes of this Section 7, the Company shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by Employee.

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              (c) During Employee's employment by the Company, and at all times after the termination of Employee's employment by expiration of the Term or otherwise, Employee shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; PROVIDED THAT, prior to disclosing any of the Confidential Information as required by a court or other administrative or legislative body, Employee shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Employee agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

              (d) During Employee's employment with the Company, Employee shall not engage in "Competition" with the Company. For purposes of this Agreement, Competition by Employee shall mean Employee's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization anywhere in the United States which competes, directly or indirectly, with the Business of the Company; PROVIDED THAT, Employee's ownership of shares in H&R Block, Inc. as of the date of this Agreement shall not be deemed "Competition" to the extent such shares are not otherwise sold.

              (e) For a period of two (2) years after he ceases to be employed hereunder by the Company, whether upon expiration of the Term or otherwise, Employee agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

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                   (i) solicit from any customer doing business with the
    Company as of Employee's termination, business of the same or of a similar nature to the business of the Company with such customer;

                   (ii) solicit from any known potential customer of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Employee's termination;

                   (iii) solicit the employment or services of, or hire, any person who was known to be employed by the Company upon termination of Employee's employment, or within six (6) months prior thereto; or

                   (iv) otherwise knowingly interfere with the business or accounts of the Company.

              (f) Employee acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by him of any of the provisions contained in this
Section 7 will cause the Company irreparable injury. Employee therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Employee from any such violation or threatened violations.

              (g) Employee further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

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         8. NO BREACH OF DUTY:  Employee represents and warrants that he is not subject to any agreement or other restriction that prohibits or would prohibit him from entering into this Agreement or performing the duties contemplated hereby. Employee further represents and warrants that he has not and will not make use of at any time during the Term, any trade secrets, copyrighted material, or other confidential or proprietary information from any prior employer.

         9. TERMINATION:

              (a) The employment of Employee hereunder shall terminate on the first to occur of the following:

                   (i) the date of Employee's death, adjudicated incompetency or adjudicated bankruptcy;

                   (ii) the date on which Employee shall have experienced a Disability (as defined below), and the Company gives Employee notice of termination on account of Disability;

                   (iii) the date on which Employee shall have engaged in conduct which constitutes Cause (as defined below), and the Company gives Employee notice of termination for Cause;

                   (iv) expiration of the Term; or

                   (v) the date on which the Company shall give Employee notice of termination for any reason other than the reasons set forth in (i) through (iv) above.

              (b) For purposes of this Agreement, "Disability" shall mean an illness, injury or other incapacitating condition as a result of which Employee is unable to perform the services required to be performed under this Agreement for (i) ninety (90) consecutive days during the Term, or (ii) a period or periods aggregating more than one hundred and twenty (120) days in any six (6) consecutive months. In any such event, the Company, in its sole discretion, may terminate this Agreement by giving notice to Employee of termination for Disability. Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability ex

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ists, pursuant to such reasonable requests made by the Company from time to time.

              (c) For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following, as reasonably determined by the Company:

                   (i) Employee's willful and continued failure to substantially perform his duties with the Company;

                   (ii) Employee's conviction of, or guilty plea or confession to, felony or crime of moral turpitude;

                   (iii) the willful or negligent engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

                   (iv) Employee's breach of any material term of this Agreement.

         10. COMPENSATION IN EVENT OF TERMINATION; SURVIVAL: Upon termination of Employee's employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Employee except as set forth in this
Section 10; PROVIDED THAT, the provisions set forth in Sections 7, 8 and 12 hereof shall remain in full force and effect after the termination of Employee's employment.

              (a) In the event Employee's employment is terminated pursuant to Sections 9(a)(i), (ii), (iii) or (iv), Employee or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid portion of the Annual Salary through the date of termination. Following any such termination, neither Employee nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination.

              (b) In the event Employee's employment is terminated pursuant to
Section 9(a)(v) prior to the expiration of the Term, Employee shall be entitled to receive, as his sole and exclusive remedy, payment of an

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amount equal to the Annual Salary for the remainder of the Term.

         11. SUCCESSORS AND ASSIGNS; BINDING AGREEMENT: This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

         12. RETURN OF COMPANY PROPERTY: Employee agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Employee.

         13. ENTIRE AGREEMENT: This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, and neither party shall be bound by any term or condition with respect to the subject matter of this Agreement other than as expressly set forth or provided for herein. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

         14. EACH PARTY THE DRAFTER: This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

         15. WAIVER: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

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         16. SEVERABILITY:  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

         17. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without regard to its conflict of law rules.

         18. DESCRIPTIVE HEADINGS: The paragraph headings and recitals contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         19. COUNTERPARTS: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.



The Company                            Employee


By: /s/ Keith E. Alessi           /s/ Harry W. Buckley
   ------------------------       ----------------------
    Keith E. Alessi
    Chairman, President
    and Chief Executive
    Officer

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